FIRST AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT


         This First Amendment to Stock Purchase Agreement ("Amendment") is made as of this 19th day of May 1997, by and among THE SOURCE COMPANY, a Missouri corporation ("The Source"), MICHAEL KESSLER AND LORETTA B. KESSLER (collectively the "Seller"), the sole shareholders of MIKE KESSLER AND ASSOCIATES, INC., a New Jersey corporation, and MIKE KESSLER AND ASSOCIATES, INC. ("Company").

         A. The Source, Michael Kessler and Company entered into a Stock Purchase Agreement dated as of April 24, 1997 (the "Agreement");

         B. The Source, Michael Kessler and Company are desirous of amending the Agreement with respect to the matters referred to herein;

         NOW, THEREFORE, in consideration of the premises and of the agreements and provisions set forth herein, and subject to the conditions herein contained, it is mutually agreed as follows:

         1. Amendments to the Agreement.

                  A. As used in the Agreement the term "Seller" shall hereafter mean collectively Michael Kessler and Loretta Kessler, jointly and severally.

                  B. All  references  contained in the  Agreement to "K-Sub" are
hereby  deleted  and,  where  appropriate,   The  Source  shall  be  substituted
therefore.

                  C. Section 2.03 of the Agreement is hereby deleted in its entirety and the following substituted therefor:

         "2.03. Transactions at Closing.  At the Closing:

                  (a) Seller will deliver the Company Stock to The Source, duly endorsed for transfer to The Source, in form acceptable to The Source's counsel, so as to effectively vest in The Source full, indefeasible, merchantable, legal, equitable and beneficial title to the Company Stock, free and clear of all debts, claims, security interests, liens, encumbrances and other title retention agreements, pledges, assessments, covenants, restrictions and charges of every nature;

                  (b) The Source will deposit $100,000 in escrow (the "Indemnification Escrow") with Wachovia Bank of North Carolina, N.A. or other mutually acceptable escrow agent (the "Indemnification Escrow

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         Agent")  under  the  Indemnification  Escrow  Agreement  set  forth  in
         Schedule 2.03(b) or otherwise required by and acceptable to the Indemnification Escrow Agent (the "Indemnification Escrow Agreement"), which shall be executed by Seller, The Source and the Indemnification Escrow Agent at the Closing;

                  (c) The parties hereto shall jointly instruct the Termination Escrow Agent to release to The Source the sum of Ten Thousand Dollars ($10,000) as partial reimbursement for the cost of the Letter of Credit (defined below) and to Seller the remaining principal amount of the Termination Escrow deposited with the Termination Escrow Agent by The Source pursuant to Section 2.02(a), and any income earned thereon;

                  (d) The Source will deliver to Seller a promissory note in the principal amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000), a form of which is attached hereto as Schedule 2.03(d)(i) (the "Note"), bearing interest at the rate of six and one-quarter percent (6.25%) per annum, and payable on January 5, 1998. The Note will be secured by an irrevocable letter of credit issued by Wachovia Bank of North Carolina, N.A. or other mutually acceptable financial institution, in the form attached hereto as Schedule 2.03(d)(ii) (the "Letter of Credit"), with an expiration date of January 31, 1998.

                  (e) The parties shall perform all of the other obligations required to be performed by them under this Agreement on or before the Closing."

                  D. Section 3.09 shall be amended by adding the following sentence to the end of such section:

                  "Neither Company nor Seller is related to, affiliated with, or associated with in any manner whatsoever, Kessler Associates, Inc. or Jerry Kessler."

                  E. Section 3.21(b) shall be amended by adding the following sentence to the end of such section:

                  "Each plan listed on Schedule 3.21 as a stock bonus, pension or profit sharing plan within the meaning of Section 401(a) of the Code has been or at Closing will be terminated and evidence thereof furnished to The Source.

         2. Full Force and Effect; Entire Agreement. Except to the extent expressly provided in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect and shall be binding on the parties thereto. The Agreement, as amended hereby, constitutes the entire agreement between the parties hereto and no representations, inducements, promises or other agreements, oral or otherwise, not embodied herein, shall be of any force or effect.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.



THE SOURCE COMPANY                             /s/ Michael Kessler
                                               ---------------------------------
                                               Michael Kessler

By: /s/ Leslie Flegel
    ---------------------------                /s/ Loretta B. Kessler
    S. Leslie Flegel, Chairman                 ---------------------------------
    and Chief Executive Officer                Loretta B. Kessler



                                               MIKE KESSLER AND ASSOCIATES, INC.


                                               By:/s/ Michael Kessler
                                                  ------------------------------
                                                  Michael Kessler, President



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